Exhibit 10.6

November 12, 2009

Sanjeev Kumar

Dear Sanjeev:

Enphase Energy, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Financial Officer, and you will report to Paul Nahi, President and CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with your duties to the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

In connection with your joining the Company, our mutual understanding and agreement is that you will relocate to Northern California by July 2010.

2. Cash Compensation. The Company will pay you a starting salary at the rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year, payable in accordance with the Company’s standard payroll schedule. Your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, during your first twelve months of employment, and subject to your continued employment with the Company, you will be eligible to receive a cash bonus of up to Fifty Thousand Dollars ($50,000) (the “First Year Bonus”), based upon completion of objectives to be mutually agreed upon by you and the Company’s Chief Executive Officer (the “First Year MBO’s”). Bonuses in future periods, subject to your continued employment with the Company, are to be mutually agreed upon by you and the Company’s Chief Executive Officer. Bonus payment(s) will be paid to you within 60 days following the date that the Company determines that the applicable bonus has been earned. In addition to your salary and bonus, you will be eligible for a reimbursement of up to Fifty-Five Thousand Dollars: ($55,000) in qualified relocation expenses (including temporary travel and living expenses) in accordance with the Company’s expense reimbursement policies.

3. Potential Loan. At your request, the Company will advance to you as a loan the full amount of the First Year Bonus after completion of your first six months of employment, if the Company determines that you are making reasonable progress toward achieving the First Year MBO’s. Such loan will bear interest at the minimum applicable federal rate (AFR) prescribed by the IRS, and will be due and payable on the earlier of March 31, 2011 or the date on which your employment terminates for any reason (the “Payment Date”) provided that if the Company determines that the First Year MBO’s have been fully or partially achieved by the Payment Date, the Company will forgive such loan (including accrued interest) in full or in part (to the extent the First Year MBO’s have been achieved) as of the determination date. You will be responsible for all state and federal income and employment taxes associated with the loan and any forgiveness. Notwithstanding the foregoing, in order to comply with Sarbanes-Oxley rules, such loan must be repaid in full (if not forgiven) prior to the initial filing of a registration statement for an initial public offering of the Company’s common stock (an “IPO”).

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in regular health insurance, profit sharing, bonus, and other employee benefit plans if and as established by the Company for its employees from time to time. In addition to your gross salary, the Company will make an annual contribution on your behalf to the Company’s 401(k) Plan of three percent (3%) of your “compensation”, as set forth in the Company’s 401(k) Plan, for the preceding 12-month period, subject to the provisions of the Company’s 401(k) Plan. The Company may change or cease to make these contributions in future calendar years by providing notice in advance of the beginning of the next plan year. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Expenses. You will be reimbursed for reasonable legitimate business expenses incurred in the performance of your duties in accordance with the Company’s expense reimbursement policies, as in effect from time to time.

6. Stock Option Grant. Following execution of this letter agreement, we will recommend to the Board of Directors of the Company that you be granted a stock option to purchase up to Two Million Fifty-Eight

Thousand (2,058,000) shares of Common Stock of the Company under the Company’s 2006 Equity Incentive Plan (the “Plan”). The exercise price per share will be equal to the fair market value per share on the date the Board approves such grant or on your first day of employment, whichever is later. The stock option will be subject to the terms and conditions applicable to options granted under the Plan, as described in and subject to the Plan and the applicable stock option agreement. Subject to your continued employment and the terms and conditions of the Plan and applicable agreement, twenty-five percent (25%) of the shares will vest and become exercisable twelve (12) months following your first date of employment, and the balance will vest and become exercisable in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable stock option agreement.

With respect to the foregoing, the grant of the opportunity to purchase such shares by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.

7. Benefits Upon Termination of Employment Following a Change of Control. In the event of a Change of Control and, following such Change of Control, your employment is terminated by the surviving entity as a result of an involuntary termination other than for Cause or if you resign for Good Reason from the surviving entity in each case at any time within 24 months of your first date of employment with the Company, then you will be entitled to receive severance benefits as follows: (i) severance payments during the period from the date of your termination until the end of the Severance Period (as defined below) equal to the base salary which you were receiving immediately prior to the Change of Control, which payments shall be paid during the Severance Period in accordance with the surviving entity’s standard payroll practices, (ii) continuation of the health insurance benefits provided to you for you and your eligible dependents immediately prior to the Change of Control at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law, and (iii) your initial stock option grant referenced in Section 6 shall become immediately vested as to 50% of the total number of shares (including shares previously vested). No benefits under this Section 7 will apply after 24 months of your first date of employment with the Company, and the foregoing option vesting arrangement will only apply to your initial option grant, unless otherwise approved by the Board.

8. Definition of Terms. The following terms referred to in this letter agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, neither an equity financing occurring prior to an IPO nor an IPO will be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold in the transaction.

(b) Cause. “Cause” shall mean, as determined by the Board of Directors of the Company acting in good faith and based on information then known to it: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company’s written policies after having received from the Company notice of, and a reasonable time to cure, such failure; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company, which use or disclosure causes or is likely to cause material harm to the Company; or (F) your death or Permanent Disability.

(c) Good Reason. “Good Reason” for your resignation of your employment will exist following the occurrence of any of the following without your consent: (A) a material reduction or change in job duties, responsibilities or authority inconsistent with your position with the Company and your prior duties, responsibilities or authority; (B) a reduction of your then current base salary by more than 10 percent (10%) or (C) a relocation of the principal place for performance of your duties to the Company to a location more than twenty-five (25) miles from the Company’s then current location; provided that you give written notice to the Company of the event forming the basis of the Good Reason resignation within sixty (60) days of the date the Company gives written notice to you of its affirmative decision to take an action set forth in (A), (B) or (C) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of your written notice and you terminate employment within one hundred twenty (120) days following the date on which you received notice from the Company of the event forming the basis for the Good Reason resignation.

(d) Permanent Disability. “Permanent Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(e) Severance Period. “Severance Period” shall mean (A) nine months in the event your employment termination occurs within eighteen months of your employment start date and (B) six months in the event your employment termination occurs after eighteen months, but within two years, of your employment start date.

9. Parachute Payments. In the event that the acceleration and severance benefits provided for in this Agreement (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the public accountants designated by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. In the event that a reduction in payments and/or benefits is required under this paragraph, such reduction shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of options and shares; and (3) reduction of other benefits paid to you. If the acceleration of vesting of options and shares is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the highest price option grant or highest purchase price per share down to the lowest priced option grant or lowest purchase price per share.

10. Limitations and Conditions on Benefits.

(a) Income and Employment Taxes. You agree that you shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(b) Code Section 4Q9A. All payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”). Notwithstanding any provision of this Agreement to the contrary, if, at the time of your termination of employment with the Company, you are a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such severance payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your termination and are in excess of the lesser of (i) two (2) times your then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following your “separation of service” with the Company (as defined under Code Section 409A). If any payments are deferred due to such requirements, such amounts will be paid in a lump sum to you on the earliest of (a) your death following the date of your termination of employment with the Company or (ii) the first payroll date that occurs after the date that is six (6) months following your “separation of service” with the Company. For these purposes, each severance payment or benefit is hereby designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code.

(c) Release Prior to Receipt of Benefits. As a condition of receiving the benefits under this Agreement, you shall execute, and allow to become effective, a release of claims agreement (the “Release”) not later than fifty (50) days following your Separation from Service in the form provided by the Company. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under the Company’s standard Employee Invention Assignment and Confidentiality Agreement. Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the benefits provided for under this Agreement. In no event will benefits be provided to you until the Release becomes effective. Any lump sum payment owed to you shall be paid within ten (10) business days following the Release Date, but in no event later than March 15 of the year following the year in which the applicable event occurs.

11. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

12. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

13. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

14. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco and Sonoma County in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company on the terms of this letter. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 13, 2009. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before December 1, 2009.

Very truly yours,

ENPHASE ENERGY, INC.

By:	/s/ Paul Nahi
Paul Nahi
Title:	President and CEO

I have read and accept this employment offer:

/s/ Sanjeev Kumar
Signature of Sanjeev Kumar

Dated:	11/13/09